FORM 8-A

SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT TO SECTION 12(b) OR (g) OF THE SECURITIES EXCHANGE ACT OF 1934

Entertainment Gaming Asia Inc.

(Exact name of registrant as specified in its charter)

Nevada	9z1-1696010
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

Unit 3705, 37/F, The Centrium,
60 Wyndham Street
Central, Hong Kongz	N/A
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class registered	Name of each exchange on which to be each class is to be registered

Common Stock, $.001 par value	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: None

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of class)

(Title of class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant's Securities to be Registered.

Entertainment Gaming Asia Inc., a Nevada corporation, is registering by way of this registration statement on Form 8-A, our $0.001 par value common stock. We are authorized to issue 75,000,000 shares of our common stock, of which, as of the date of this registration statement, 29,947,162 shares were issued and outstanding. The holders of shares of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders generally. The approval of proposals submitted to stockholders at a meeting other than for the election of directors requires the favorable vote of a majority of the shares of common stock voting, except in the case of certain fundamental matters (such as certain amendments to our articles of incorporation, and certain mergers and reorganizations), in which cases Nevada law requires the favorable vote of at least a majority of all outstanding common shares. Members of our board of directors are elected by the holders of our common stock based on a plurality of the common shares voted. The holders of our common stock are entitled to receive such dividends as may be declared from time to time by our board of directors out of funds legally available therefor, and in the event of liquidation, dissolution or winding up, to share ratably in all assets remaining after payment of liabilities. Our shares of common stock are non-assessable, except to the extent of any unpaid subscription therefor, and the holders of shares of our common stock have no preemptive, conversion, subscription or cumulative voting rights.

We are authorized to issue 10,000,000 shares of preferred stock. Our board of directors is authorized to issue from time to time, without stockholder authorization, in one or more designated series or classes, any or all of the authorized but unissued shares of preferred stock with such dividend, redemption, conversion and exchange provisions as may be provided in the particular series. Any series of preferred stock may possess voting, dividend, liquidation and redemption rights superior to that of our common stock. The rights of the holders of our common stock will be subject to and may be adversely affected by the rights of the holders of any preferred stock that may be issued by us in the future. Issuance of a new series of preferred stock, while providing desirable flexibility in connection with possible acquisition and other corporate purposes, could make it more difficult for a third party to acquire, or discourage a third party from acquiring, a majority of the outstanding common stock of our company. As of the date of this registration statement, no class or series of preferred stock has been designated and no shares of preferred stock are issued.

Item 2. Exhibits.

The following documents are filed as a part of the registration statement:

Exhibit No.	Description
3.1	Amended and Restated Articles of Incorporation dated June 7, 2003. (Incorporated by reference from the registrant’s current report on Form 8-K filed on June 18, 2003).

3.2	Amended and Restated Bylaws dated November 13, 2002. (Incorporated by reference from the registrant’s current report on Form 8-K filed on January 8, 2003).

3.3	Certificate of Amendment to Articles of Incorporation dated August 23, 2005. (Incorporated by reference from the registrant’s annual report on Form 10-KSB filed on April 13, 2007).

3.4	Certificate of Amendment to Articles of Incorporation dated January 9, 2007. (Incorporated by reference from the registrant’s annual report on Form 10-KSB filed on April 13, 2007).

3.5	Certificate of Amendment to Articles of Incorporation dated September 10, 2007. (Incorporated by reference from the registrant’s quarterly report on Form 10-QSB filed on November 14, 2007).

3.6	Certificate of Amendment to Articles of Incorporation dated July 23, 2010. (Incorporated by reference from the registrant’s annual report on Form 10-K filed on March 30, 2011).

4.1	Specimen Common Stock Certificate of the Registrant. (Filed herewith.)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

ENTERTAINMENT GAMING ASIA INC.

Date: December 28, 2012	By:	/s/ Clarence Chung
Clarence Chung, Chief Executive Officer